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                                            [LOGO OF ROTECH MEDICAL CORPORATION]
                                                           4506 L.B. McLeod Road
                                                          Orlando, Florida 32811
                                                                    407-841-2115
                                                                FAX 407-841-9318

                                                       Contact: Rebecca R. Irish


FOR IMMEDIATE RELEASE
ROTECH MEDICAL CORPORATION ANNOUNCES
PRICE OFFERING OF $110,000,000 OF
CONVERTIBLE SUBORDINATED DEBENTURES

ORLANDO - (BUSINESS WIRE)--MAY 24, 1996--ROTECH MEDICAL CORPORATION (NASDAQ/NMS-ROTC), has set the terms for its $110,000,000 of Convertible Subordinated Debentures due 2003 ("Debentures").
The Debentures will have a term of seven years and bear interest at the rate of 5.25% per year. The Debentures will be convertible into shares of the Company's common stock at an initial conversion price of $26.25 per share, which represents a 23.5% premium over the closing bid price of the Company's common stock on May 23, 1996. An additional $!6,500,000 of Debentures may be issued solely to cover over-allotments. The offering is expected to close on or about May 30, 1996.

The Debentures are being offered to qualified institutional buyers and to certain non-U.S. persons in reliance upon exemptions from the registration requirements of the U.S. Securities laws. The Debentures have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act of 1933 registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.